CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.800(b)(4), 200.83 and 240.24b-2

EXHIBIT 10.71

PUT OPTION AGREEMENT

     This Put Option Agreement is effective as of April 30, 2001 (the "Agreement”), by and between Gene Logic, Inc., a Delaware corporation (“Gene Logic”) and Neuralstem, Inc., a Delaware corporation (“Neuralstem” and "Optionholder”).

Recitals

     A.     Gene Logic and Neuralstem have entered into a Stock Repurchase Agreement of even date herewith, whereby Neuralstem repurchased [***] shares of Neuralstem’s Series A Preferred Stock from Gene Logic in exchange for a promissory note in the principal sum of Two Million Six Hundred Fifty-three Thousand Seven Hundred One ($2,653,701) (the “Promissory Note”).

     B.     In order to induce Neuralstem to enter into the Stock Repurchase Agreement, Neuralstem and Gene Logic are entering into this Agreement giving Neuralstem the option to require Gene Logic to purchase back (pursuant to the terms and conditions contained herein) up to a certain number of shares of Neuralstem’s Series A Preferred Stock.

Agreement

     Now, Therefore, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Agreement hereby, intending to be legally bound, agree as follows:

     1.     Put Option. Gene Logic hereby grants to Optionholder an irrevocable right and option to require Gene Logic to purchase all or any portion of up to [***] shares of Neuralstem’s Series A Preferred Stock (the “Option Shares”) pursuant to the terms and conditions contained in this Agreement (the “Put Option”); provided, however, that Optionholder may not exercise the Put Option right more than one time. The Put Option is only exercisable if after such exercise, Gene Logic’s voting stock interest in Neuralstem is less than fifteen percent (15%) of the outstanding voting securities of Neuralstem on an as converted basis. The Put Option, if exercisable under this Section, is exercisable commencing as of the date hereof and the exercise period shall terminate at 5:00 p.m. (Eastern Standard Time) on April 30, 2002 (the “Put Option Expiration”); and this Agreement shall terminate the earlier to occur of (i) the Put Option Expiration or (ii) the closing of the purchase of the Option Shares pursuant to Optionholder’s one time exercise of the Put Option under this Section 1.

     2.     Exercise Price. Optionholder shall have the option under the Put Option to require Gene Logic to repurchase all or any portion of the Option Shares for a purchase price per share equal to the original face amount of the Promissory Note (i.e. $2,653,701) plus all accrued and unpaid interest thereon as of the date of exercise, divided by [***] (“Put Option Exercise Price,” the aggregate purchase price referred to herein as the “Put Option Purchase Price”). The Put Option Purchase Price shall be paid in accordance with Section 3, and Gene Logic shall be entitled to pay for any or all of the Put Option Purchase Price, at Gene Logic’s option, in cash

*Confidential Treatment Requested

or by offset against any indebtedness owing to Gene Logic by Optionholder, or by a combination of both.

     3.     Manner Of Exercise. To exercise the Put Option, Optionholder shall give written notice to Gene Logic, which notice shall state that the Put Option is being exercised (subject to Section 1) and shall set forth: (a) the number of Option Shares to be sold and (b) the date of Optionholder’s written notice of the exercise of the Put Option (the “Exercise Date”). The Put Option shall be deemed to be exercised on the Exercise Date, at which time the decision to exercise the Put Option shall be deemed irrevocable. Gene Logic shall have the right to designate the date on which shares of the Option Shares are purchased (the “Put Option Closing Date”). At the Put Option Closing Date, Optionholder shall deliver to Gene Logic stock certificates for the number of Option Shares being purchased against delivery of the Put Option Purchase Price.

     4.     Transfer Of Title. Transfer of title to the Option Shares is subject to exercise of the Put Option and shall be deemed to occur automatically on the Put Option Closing Date, notwithstanding the failure of Optionholder to tender a certificate(s) representing the Option Shares. Upon payment of the Put Option Purchase Price, Optionholder agrees that the Option Shares shall be transferred free and clear of any and all encumbrances of any kind whatsoever.

     5.     Representations and Warranties of Neuralstem. Neuralstem hereby represents and warrants to Gene Logic that:

          (a)  Neuralstem has full power and authority to sell the Option Shares under the terms of this Agreement; and

          (b)  All action on the part of Neuralstem necessary for the authorization, execution, delivery and performance of this Agreement, the issuance of the Option Shares and the performance of other obligations hereunder has been taken;

          (c)  This Agreement is a valid and binding agreement of Neuralstem which has been duly executed and which is enforceable in accordance with its terms; and

          (d)  The execution and delivery of, and compliance with the terms of, this Agreement will not, with or without the passage of time, or giving of notice, result in a violation, or be in conflict with or constitute a default or require the prior written consent of any third party under any term or provision of any mortgage, indenture, contract, agreement or instrument or of the charter or bylaws of Neuralstem as of the date hereof.

     6.     Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, Gene Logic may not assign, pledge, or otherwise transfer this Agreement without the prior written consent of the Optionholder, except (a) for transfers to its affiliates or (b) upon (i) a sale, lease or other disposition of all or substantially all of the assets of Gene Logic, (ii) a merger or consolidation in which Gene Logic is not the surviving corporation; (iii) a consolidation, merger, reorganization of Gene Logic in which the stockholders of Gene Logic immediately prior to such transaction own less than 50% of Gene Logic’s voting power immediately after such transaction, or any transaction or series of related transactions in which in

2.

excess of 50% of Gene Logic’s voting power is transferred, or (iv) a reverse merger in which Gene Logic is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise. The Optionholder may not assign, pledge or otherwise transfer this Agreement without the prior written consent of Gene Logic.

     7.     Entire Agreement. This Agreement sets forth and constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, understandings, promises and representations (oral and written) made by any party to another concerning the subject matter hereof and the terms applicable hereto.

     8.     Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

     9.     Construction; Headings. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “subsection” are intended to refer to Sections and subsections of this Agreement. The headings in this Agreement are included only for convenience, do not in any manner modify or limit any of the provisions of this Agreement, and may not be used in the interpretation of this Agreement.

     10.     Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement (except as otherwise provided herein) shall be effective unless in writing signed by both parties hereto. The provisions of this Agreement shall terminate in accordance with Section 1.

     11.     Notices. All notices, requests and other communications hereunder shall be in writing (including telecopy or similar electronic transmissions), shall refer specifically to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission (confirmation receipt received), by certified mail, return receipt requested, postage prepaid or by a reliable overnight courier service, in each case to the respective address specified below (or such other address as may be specified in writing to the other party hereto):

3.

If to Gene Logic:

Gene Logic, Inc. 708 Quince Orchard Road Gaithersburg, Maryland 20878 Attention: Chief Executive Officer Fax: (301) 987-1701

with a copy to:

Venable, Baetjer, Howard & Civiletti, LLP 1201 New York Avenue, NW, Suite 1000 Washington, DC 20005 Attention: Ariel Vannier, Esq. Fax: (202) 962-8300

If to Optionholder:

Neuralstem, Inc. 387 Technology Drive, 3rd Floor College Park, Maryland 20742 Attention: Chief Executive Officer Fax: (301) 405-7393

with a copy to:

Cooley Godward llp One Freedom Square Reston Town Center 11951 Freedom Drive Reston, Virginia 20190-5601 Attention: Christian Plaza, Esq. Fax: (703) 456-8100

     Any notice or communication given in conformity with this Section 11 shall be deemed to be effective when received by the addressee.

     12.     Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

[Signature Page Follows]

4.

     The parties hereto have caused this Put Option Agreement to be executed and delivered as of the date first set forth above.

GENE LOGIC:	Gene Logic, Inc.,

By: /s/ Philip L. Rohrer, Jr.
Philip L. Rohrer, Jr.
Chief Financial Officer

OPTIONHOLDER:	Neuralstem, Inc.

By: /s/ I. Richard Garr
I. Richard Garr
Chief Executive Officer

[Put Option Signature Page]